Exhibit 10.14

TEAMSHARES INC.

May 16, 2026

Dear Michael:

Teamshares Inc. (the “Company”) is pleased to offer you continued employment on the following terms, effective upon the closing of the business combination contemplated by that certain Agreement and Plan of Merger among Live Oak Acquisition Corp. V, the Company and certain other parties, as amended (such agreement, the “Merger Agreement” and the date on which the closing occurs, the “Effective Date”):

1. Position. You will serve as the Company’s Chief Executive Officer, and you will report to the Company’s Board of Directors (the “Board”), or such other individual as the Company may designate (subject to your right to resign with Good Reason, as described below). As a full-time employee, you will devote your full business time, attention, skill, and efforts to the tasks and duties of your position as assigned by the Company. In addition, while you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you represent that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company or that would violate any duty which you may have to any other person or entity (including a former employer).

2. Base Salary. Your annual base salary will be $400,000, payable in accordance with the Company’s standard payroll schedule and pro-rated for any partial year of employment. Your salary will be reviewed periodically and may be increased (but not decreased) by the Company from time to time.

3. Employee Benefits. During your employment with the Company, you will be eligible to participate in all health, welfare, retirement and other benefit and perquisite plans made available by the Company to its senior executives generally, as may be in effect from time to time. In addition, you will be eligible for paid time off, vacation and/or paid sick leave in accordance with applicable law and the applicable Company policy, as in effect from time to time.

4. Equity Compensation. You will be eligible to receive an equity-based compensation award (any such award, the “Award”). The Award will be subject to your continued employment through the applicable grant date, and approval by the Board (or a subcommittee thereof). The Board will determine in its sole discretion the grant timing, amount, form, mix and other terms and conditions (including vesting, exercise and settlement) applicable to the Award based on its review of market compensation, and the Award will be governed by the Company’s 2026 Incentive Award Plan and evidenced by a separate award agreement in a form prescribed by the Company.

5. Restrictive Covenants. In connection with your employment with the Company, you have received and the Company will continue to provide you with access to confidential information. As a condition to your continued access to confidential information, by signing below, you acknowledge and agree to comply with the restrictive covenants set forth in Annex A attached hereto. In addition, by signing below, you acknowledge that you previously agreed to certain covenants pursuant to an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement with the Company (the “Confidential Information Agreement”) and you acknowledge and agree that those covenants remain in full force and effect in accordance with their terms and you will be bound by their terms and conditions. The restrictive covenants contained in the Confidential Information Agreement and Annex A attached hereto are collectively referred to herein as the “Restrictive Covenants.”

6. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). The Company shall initially pay each of the top three executives, you, Alex Eu and Kevin Shiiba (collectively, the “Co-Founders”), the same base salary and provide each Co-Founder with an equivalent equity-based compensation award. Consistent with its compensation philosophy, it is the intent of the Board and the Compensation Committee of the Board (the “Compensation Committee”) to pay each of the Co-Founders the same base salary and bonuses and provide each Co-Founder with equivalent equity-based compensation awards, when justified and permissible within the bounds of the Board’s or the Compensation Committee’s fiduciary duty. The Compensation Committee and the Board retain, however, the right to pay differing compensation to the Co-Founders based on its assessment of what best serves the interests of the Company and its shareholders. To that end, before paying any Co-Founder total compensation that is more than 10% of any of the others, the Company shall allow the Co-Founders to provide evidence and reasoning to the Compensation Committee as to why it should not pay the Co-Founders differing amounts of compensation and engage in a good faith discussion with Executives to reach a mutual agreement.

7. Termination.

(a) The Company may terminate your employment with or without Cause, you may terminate your employment for Good Reason or without Good Reason, your employment will terminate upon your death, and your employment may be terminated by either you or the Company due to your disability. You and the Company agree to provide the other party with at least 30 days’ written notice of a termination of your employment without Good Reason or without Cause, as applicable; provided, however, that in either case the Company may determine to terminate your employment prior to the conclusion of such 30-day period if it provides salary and benefits in lieu of notice. If the Company claims Cause for termination exists, it may place you on paid administrative leave and require you to be absent from the Company’s office and IT systems while it investigates the Cause condition(s); provided, however, that during such leave, the Company must permit you to take reasonable action to cure the Cause condition. “Cause” and “Good Reason” will have the meanings set forth on Annex B.

(b) You will be entitled to participate in an executive severance plan to be adopted by the Company (the “Severance Plan”), which will provide that if your employment is terminated by the Company without Cause or by you for Good Reason, in either case, then you will be entitled to receive (i) continuation payments of six months of your then-current base salary, (ii) up to 12 months of Company-subsidized continued health care continuation, (iii) continued vesting of the service-vesting component of any Company equity awards held by you that otherwise would have vested during the 12-month period following your termination of employment (had you remained employed during such period) and (iv) with respect to any performance-based Company equity awards held by you that are outstanding as of your termination date, such awards will remain outstanding for the six-month period following your termination of employment and will be eligible to vest based on the achievement of applicable performance objectives during such six-month period. Notwithstanding the foregoing, the Severance Plan will provide that if either such termination occurs prior to the second anniversary of the closing of the Company’s deSPAC transaction then the continued vesting described in subclause (iii) and continued eligibility to vest described in subclause (iv) will continue until the later of such second anniversary and the 12-month anniversary of the termination of your employment. It will be a condition to your right to receive the foregoing severance payments and benefits that you comply with any applicable restrictive covenants, and that you execute and deliver an effective release of claims in a form prescribed by the Company (which release of claims shall not contain any post-employment restrictions broader than those you are subject to as of the date of your termination) (the “Release”) that becomes irrevocable within 30 days (or, to the extent required by law, 52 days) following the date of termination.

(c) The Severance Plan also will provide that if your employment is terminated (i) by the Company without Cause or by you for Good Reason, in either case, during the period starting six months prior to a Change in Control (as defined in the Company’s 2026 Incentive Award Plan) and ending on the two-year anniversary of the Change in Control (the “Change in Control Period”), or (ii) due to your death or disability, in either case, then, subject to your timely execution and non-revocation of the Release, (A) the service-vesting component of any Company equity awards held by you will vest in full, and (B) the performance-vesting component of any Company equity awards held by you will remain outstanding for the Change in Control Period and will be eligible to vest based on the achievement of applicable performance objectives within the Change in Control Period.

(d) In the event of any conflict between the provisions of this Section 7 and any provision of the Severance Plan, the Company’s 2026 Incentive Award Plan, any individual award agreement between you and the Company under the Company’s 2026 Incentive Award Plan, or any other Company plan or arrangement, in any case with respect to the separation-related terms contained herein, the terms of this Section 7 shall govern; provided, however, that if any such plan or agreement provides for a separation-related term that is more favorable to you than the corresponding term set forth in this Section 7, such more favorable term shall govern. For the avoidance of doubt, any non-conflicting provisions of such plans or agreements that are not addressed in this Section 7 shall remain in full force and effect and shall supplement (rather than conflict with) the terms of this Section 7.

8. D&O; Indemnification. The Company will indemnify you to the fullest extent permitted by applicable law in the event that you were or are a party, or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that you are or were a director, officer, employee or agent of the Company or any of its affiliates, whether or not the claim is asserted during the term of this letter agreement. You will be covered under any directors’ and officers’ insurance that the Company maintains for its directors and other officers in the same manner and on the same basis as the Company’s directors and other officers.

9. Tax Matters.

(a) Withholding. All payments to you under this letter agreement will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation and the Company and its affiliates are entitled to withhold any and all such taxes from amounts payable under this letter agreement.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

(c) Section 409A. To the extent applicable, this letter agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Department of Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”). Notwithstanding anything to the contrary in this letter agreement, no compensation or benefits will be paid to you during the six-month period following your “separation from service” with the Company (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this letter agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), the Company will pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period (without interest).

10. Interpretation and Amendment. This letter agreement constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and, effective as of the Effective Date, supersedes any prior offers, agreements, representations or understandings (whether written, oral or implied) with respect to the subject matter hereof (including, without limitation, any offer letter between you and the Company, which is hereby terminated effective as of the Effective Date, but excluding the Confidential Information Agreement). Except as set forth in Section 4 of Annex A, this letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company (other than you). This letter agreement shall terminate automatically upon the termination of the Merger Agreement prior to the consummation of the closing of the business combination described therein.

11. Successors. This Agreement is personal to you and, without the prior written consent of the Company, shall not be assignable by you other than by will or the laws of descent and distribution. This Agreement shall be binding upon and inure to the benefit of (1) your heirs, executors, and legal representatives and (2) any successor of the Company, whether by merger, acquisition, or otherwise. The Company shall require any such successor to expressly assume and agree to perform the Company’s obligations under this Agreement as a condition to any such succession. Notwithstanding the generality of the foregoing, upon the closing of the business combination described in the Merger Agreement, this Agreement automatically shall be assigned, without the consent of the parties hereto, to the ultimate parent entity of the Company or its successor (such ultimate parent entity, “Pubco”) and references to the Company herein (including the restrictive covenants set forth on Annex A) shall mean Pubco.

12. Governing Law. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any claim related to any Dispute. You acknowledge that you have been advised by the Company to consult with, and seek the advice of, a personal attorney of your choice prior to executing this letter agreement in connection with the negotiation, drafting and execution of this letter agreement, including, without limitation, the choice of law provision contained in this Section 11 and the Restrictive Covenants. You represent and warrant that you have, in fact, retained a personal attorney for such purpose and have received the advice of such attorney with respect to each of the terms and the negotiation of this letter agreement, prior to entering into this letter agreement and including, without limitation, with respect to the covenants and provisions noted in the preceding sentence.

* * * * *

If you have any questions, please feel free to reach out.

Very truly yours,

TEAMSHARES INC.

By:	Brian Gaebe
Title:	Chief Financial Officer

I have read and accept this employment letter agreement:

Name: Michael Brown

Dated:

ANNEX A

RESTRICTIVE COVENANTS

[See attached.]

ANNEX B

CERTAIN DEFINITIONS

(a) “Cause” means (i) your unauthorized use or disclosure of confidential information or trade secrets of the Company or any of its subsidiaries or any material breach of a written agreement between you and the Company or any of its subsidiaries, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement, (ii) your conviction of or the entry of a plea of guilty or nolo contendere by you to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside the United States), (iii) your negligence or willful misconduct in the performance of your duties or your willful or repeated failure or refusal to substantially perform assigned duties, (iv) any act of fraud, embezzlement, material misappropriation or dishonesty committed by you against the Company or any of its subsidiaries or (v) any acts, omissions or statements by you which the Company determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company or any of its subsidiaries; provided, however, that no Cause will exist until the Company has provided you with written notice detailing such Cause actions or violations and, if such Cause actions or violations are susceptible of cure, provide you with at least 20 days to cure such Cause actions or violations. The findings and decision of the Board with respect to any Cause determination will be final and binding for all purposes.

(b) “Good Reason” means any one or more of the following events without your prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below: (i) a diminution in your annual base salary, (ii) a material diminution in your title, authorities, duties and/or responsibilities, (iii) a change in your reporting structure, such that you no longer report directly to the Board, (iv) a change in the geographic location of your principal work location by more than 15 miles from its location as of the Effective Date by action of the Company or (v) the Company’s material breach of this letter agreement or any individual award agreement between you and the Company under the Company’s 2026 Incentive Award Plan. Notwithstanding the foregoing, you will not be deemed to have resigned for Good Reason unless (1) you provide the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by you to constitute Good Reason within 90 days after the date of the occurrence of any event that you know or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of your termination for Good Reason occurs no later than seven days after the expiration of the Company’s cure period.